                               PURCHASE AGREEMENT
                                ALTIUM TECHNOLOGY


JANUARY 15, 1998


MICROELECTRONICS TECHNOLOGY INC.
HSINCHU SCIENCE-BASED INDUSTRIAL PARK
HSINCHU 30077 TAIWAN, R.O.C

ATTN.:  ALLEN YEN,  VICE PRESIDENT OF SALES
        CHRIS PAN,  ORDER ADMINISTRATOR MANAGER
        PAUL CHAO,  PRESIDENT AND CEO, OPTICAL MICROWAVE NETWORKS, INC.


Mr. Yen, Ms. Pan and Mr. Chao:

This memo serves to document the requirements and agreements between Digital Microwave Corporation (DMC) and Microelectronics Technology Inc. (MTI).

1. Upon MTI's acceptance of this letter by signing, and returning one copy to DMC, MTI is directed to proceed at once to commence activities per the Statement of Work described in EXHIBIT A. DMC is requesting MTI to assemble [*] ([*]) Beta units and manufacture [*] ([*]) full production [*] GHz Out-Door Units per technical documentation provided by DMC. In addition to the Work related to the [*] GHz ODU assembly and associated sub-assemblies, this agreement also serves to cover design, development and production of other frequency bands defined in EXHIBIT C.

2. Based on the completion of each task of [*] GHz in the Statement of Work in EXHIBIT A, Beta delivery will be per the MTI quotation number 97120902 dated December 9, 1997. Delivery will be [*] beta units by [*] and [*] beta units by [*]. The configuration and frequency information of the beta units is given in EXHIBIT E.

3. Notwithstanding any provision herein to the contrary, MTI may not expend or commit in the aggregate, for production material a sum exceeding $[*] and DMC shall not in any event be obligated to reimburse MTI for Work performed hereunder for any amount in excess of said sum unless further authorization is granted by DMC in writing.

4. MTI shall be paid for performance of the Work hereunder upon delivery of product as set forth in EXHIBIT A, attached hereto, DMC may terminate the Work for just cause on a ([*]) day written notice and MTI shall immediately stop performance of the Work and not incur further charges. DMC shall make any payment due to MTI for Work performed and material expenses MTI incurred or


-----------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

        committed to its vendors for completion of the Altium program up until the time of termination in an amount commensurate with the actual Work performed for a particular milestone.

5. Digital Microwave Corporation will issue a fixed price purchase order in the estimated amount of $[*] for [*] ([*] ) production [*] Ghz Out Door Units and [*] ([*]) [*] GHz Out Door beta units before January 16,1998. The price per unit is given in EXHIBIT D. The production units will be delivered over a [*] period per a schedule to be developed by [*] and is expected to be approximately [*] protected and [*] non protected units. This schedule will also provide configuration and frequency requirements for the production units. Both parties acknowledge that such contract must be accepted by both DMC and MTI. No such acceptance is implied by this letter of agreement. All sales are subject to the DMC terms and conditions as noted in EXHIBIT B. Any further changes by DMC to the design, specification, or test requirements which impact material cost or labor time standards shall initiate discussion to re-negotiate the unit price. The balance of product for other frequency bands to be negotiated no later than [*] under a separate letter of agreement.

6. Standard Terms and Conditions of Purchase set forth is [*], any reference in said terms and Conditions of Purchase to adjustment in prices or delivery schedule shall be inapplicable and no changes to this letter shall be deemed to increase MTI's authorization to expend funds and to make commitments hereunder unless expressly so stated in any such change.

7. The purchase order shall include the Terms and Conditions of Purchase set forth in EXHIBIT B, and the delivery schedule, prices and any additional provisions that the parties agree upon.

8. It is understood that fabrication of Beta assemblies and modules is to commence prior to completion of the Alpha phase. DMC shall pay for any excess material in the event of design changes implemented after the start of fabrication or assembly, which render the assembly scrap including effected production material.

9. In the event of termination of this agreement, per paragraph 4 above, DMC shall pay MTI for all Work performed up to the date of notice of such termination on a time and material basis (including overhead and G&A at a reasonable and customary rate), MTI shall submit all financial data required for DMC to verify charges. MTI acknowledges that in no event shall DMC be responsible to MTI for any payments in excess of the not-to-exceed amount set forth in Paragraph 3. Upon such payment, MTI shall turn over to DMC all Work performed by MTI up to the date of termination. All Work prepared under this agreement shall be deemed a "Work made for hire" under the United States copyright laws. In the event that, notwithstanding the foregoing, title to and ownership of the Work initially vests in MTI, MTI agrees to execute, at DMC's request, all documents


---------------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

        that are necessary to transfer and assign all such title and ownership of the Work to DMC, except Work that is not unique to Altium. MTI ownership includes, but is not limited to: filters, modules and circuits MTI developed either for Altium application or other applications, and associated process drawings which are not specified in DMC's PSD.

10. Both parties warrant that Work to be performed under this agreement letter shall be performed in a professional manner by qualified personnel. DMC and MTI agree that the full cooperation of both companies is necessary to enable the Work to meet its scheduled timetable.


Please signify your concurrence with this agreement by signing in the space provided below and returning the signed original to me.

Very truly yours,

DIGITAL MICROWAVE CORPORATION

/s/ Gary G. Lopes                         1-19-98
--------------------------------------------------
By:     Gary G. Lopes

Title:  Manager, Altium Product for DIGITAL MICROWAVE CORPORATION

Accepted this day (date)      January 19, 1998
                         -------------------------
MICROELECTRONICS TECHNOLOGY  INC.

/s/ Allen Yen                             1-19-98
--------------------------------------------------

By:     Allen Yen

Title:  Vice President of Sales for MICROELECTRONICS TECHNOLOGY INC.

                                   EXHIBIT A:
                                STATEMENT OF WORK


DMC and MTI shall participate in a joint effort to design and develop the Altium ODU assembly for various frequency bands with the intention of MTI being an ODU manufacturer. The top level ODU design, as well as several key modules ([*] and [*]) will be designed by DMC with MTI's participation to ensure manufacturability to MTI design/manufacturing standards. Other modules will be specified by DMC and wholly designed and developed by MTI ([*] and [*]). After development of the [*] GHz product, MTI will assume full responsibility for design and development of all applicable modules.


DESIGN PHASE

The key tasks and responsibilities are:

        [*]


ALPHA PHASE

DMC and MTI shall participate in a joint effort to develop the design into prototype modules and ODU assemblies for various frequency bands. The key tasks and responsibilities are:

        [*]

ALPHA PHASE DELIVERABLES

        [*]


--------------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSIONS.

BETA PHASE

DMC and MTI shall participate in a joint effort to develop the prototype design into pre-production ODU assemblies for various frequency bands. The key tasks and responsibilities are:

        [*]

BETA PHASE DELIVERABLES

        [*] [*] GHz ODU, built and tested per DMC provided documentation. Configuration and frequency requirements listed in EXHIBIT E.

Pricing is as defined in EXHIBIT D.   Additional bands will be priced as
specifications and drawings are released by DMC.

PRODUCTION DELIVERABLES

[*] complete and tested [*] GHz Out Door Units per DMC documentation.


-----------------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   EXHIBIT B:
                        TERMS AND CONDITIONS OF PURCHASE



Alpha, payment will be [*] per set price.

Beta, payment will be [*] per set price.

Production, payment will be [*] per set price.


1. ACCEPTANCE. ACCEPTANCE OF THIS ORDER BY SELLER IS EXPRESSLY LIMITED TO THE TERMS AND CONDITIONS CONTAINED IN THIS ORDER. ANY TERM OR CONDITION STATED BY THE SELLER IN ANY PRIOR PROPOSAL, ON SELLER'S ACKNOWLEDGMENT FORM, OR IN OTHERWISE ACKNOWLEDGING OR ACCEPTING THIS ORDER IS DEEMED BY BUYER TO BE A MATERIAL ALTERATION OF THIS ORDER AND IS HEREBY OBJECTED TO BY BUYER. ANY SUCH TERM OR CONDITION SHALL BE TOTALLY INAPPLICABLE TO THIS ORDER UNLESS SPECIFICALLY AGREED TO IN A WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF BUYER. ACCEPTANCE OF THE GOODS OR SERVICES COVERED BY THIS ORDER WILL NOT CONSTITUTE ACCEPTANCE BY BUYER OF SELLER'S TERMS AND CONDITIONS. ANY OF THE FOLLOWING ACTS BY SELLER SHALL CONSTITUTE ACCEPTANCE OF THIS ORDER AND ALL OF ITS TERMS AND CONDITIONS: SIGNING AND RETURNING A COPY OF THIS ORDER; DELIVERY OF ANY OF THE GOODS ORDERED; INFORMING THE BUYER IN ANY MANNER OF COMMENCEMENT OF PERFORMANCE; OR RETURNING SELLER'S OWN FORM OF ACKNOWLEDGMENT.

2. PRICES. Seller warrants that the prices to be charged for products or services identified on the face hereof are not in excess of prices charged to other customers for similar quantities and delivery requirements. In the event of any price reductions during the effective period covered by this order which apply to similar products or services, such price reductions shall automatically reduce the unit price of the unshipped products or services not yet rendered by a comparable percentage at the time of the price reduction.

3. INVOICES. Payment of invoices shall not constitute acceptance of the product and shall be subject to adjustment for errors, shortages, defects in the product or other failure of Seller to meet the requirements of the order. Buyer may at any time set off any amount owed by Buyer to Seller against any amount owed by Seller or any of its affiliated companies to Buyer.

4. TAXES. Unless otherwise specified, the prices set forth in this order include all applicable federal, state, and local taxes. All such taxes shall be stated separately on Seller's invoice. Duty and taxes on all foreign procured material is buyer's responsibility.

5. OVERSHIPMENTS. Buyer will pay only for maximum quantities ordered. Overshipments will be held at Seller's risk and expense for a reasonable time awaiting shipping instructions. Return shipping charges for excess quantities will be at Seller's expense.

6. PACKING AND SHIPPING. Unless otherwise specified, all products shall be packed, packaged, marked and otherwise prepared for shipment in a manner which is: (i) in accordance with good commercial practice, (ii) acceptable to common carriers for shipment at the lowest rate for the particular product and in accordance with all governmental regulations and (iii) adequate to insure safe arrival of the product at the named destination and for storage and protection against weather. An itemized packing sheet must accompany each shipment unless otherwise specified.

7. F.O.B. POINT. Unless otherwise specifically provided on the face of the purchase order, the product called for hereunder shall be delivered on an F.O.B. sellers facility.

8. RESPONSIBILITY FOR SUPPLIES. Notwithstanding any prior inspections and irrespective of the F.O.B. point specified by Buyer, the Seller shall bear all risk of loss, damage, or destruction to the products called for hereunder until final acceptance by Buyer at destination. Further, the Seller shall also bear the same risks with respect to any products rejected by Buyer, provided, however, that in either case the Buyer shall be responsible for any loss occasioned by the gross negligence of its employees acting within the scope of their employment.

9. WARRANTY. Seller warrants that all supplies delivered hereunder shall be free from defects in Workmanship, material and manufacture for [*] months from the sellers ship date and shall comply with the requirements of this contract, including any drawings or specifications incorporated herein or samples furnished by Seller; and, where design is Seller's responsibility, be free from defects in design. Seller further warrants all supplies purchased hereunder shall be of merchantable quality and shall be fit and suitable for the purposes intended by Buyer. The foregoing warranties shall constitute conditions and are in addition to all other warranties, whether expressed or implied, and shall survive delivery, inspection, acceptance and payment. If any products delivered hereunder do not meet the warranties specified herein or otherwise applicable, Buyer may at its election (i) require the Seller to promptly correct, at no cost to Buyer, any defective or nonconforming products by repair or replacement, at the location as specified by Buyer, or (ii) return such defective or nonconforming products at Seller's expense to the Seller, and recover from the Seller the order price thereof. The foregoing remedies are in addition to all other remedies at law in equity or under this order, for damages or otherwise and shall be deemed to be exclusive. Buyer's approval of the Seller's product or design shall not relieve Seller of the warranties set forth in this clause. The provisions of this clause shall not limit or effect the rights of Buyer under the clause hereof entitled Inspection.


Seller shall have no responsibility or obligation to Buyer under warranty claims with respect to Products that have been subjected to abuse, misuse accident, act of God, alteration, neglect, or unauthorized repair.

10. INSPECTION. All products purchased hereunder shall be subject to inspection and test by Buyer to the extent practicable at all times and places during and after the period of manufacture and in any event prior to final acceptance. In case any product is defective in material or Workmanship, or otherwise not in conformity with the requirements of this order, Buyer shall have the right either to reject it, require its correction, or conditionally accept it. Buyer reserves the right to return such conditionally accepted products for credit, within [*] ([*]) working days after receipt in the event that Buyer determines that such products are unsuitable for its purpose. Any product which has been rejected or required to be corrected shall be replaced or corrected by and at the expense of the Seller promptly after notice. If, after being requested by Buyer, the Seller fails to promptly replace or correct any defective


-------------------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

product within the delivery schedule Buyer may (i) at its option, by contract or otherwise replace or correct such product and charge the Seller the cost occasioned thereby or (ii) without further notice terminate this order for default in accordance with the clause herein entitled "Termination for Default" or (iii) may utilize the defective product and require an appropriate reduction in price. Notwithstanding any prior inspection or payment hereunder, all products shall also be subject to final inspection and acceptance at Buyer's plant within a reasonable time after delivery. If buyer does not provide Seller with written notice within [*] ([*]) working days, the product will be presumed to have been accepted.

11. CHANGES IN PROCESS OR METHOD OF MANUFACTURING. Seller agrees that it will not make changes in the process or method of manufacturing during the term of this purchase order without Buyer's written consent. Seller further agrees that any contemplated changes in process or method of manufacturing will be submitted to Buyer in sufficient time to enable Buyer a reasonable opportunity in which to evaluate such changes.

12. CHANGES. The Buyer may at any time by written order, and without notice to sureties or assignees, suspend performance hereunder, increase or decrease the ordered quantity or make changes in the applicable drawings, designs or specification, the method of shipment or packing, and/or place of delivery. If any such change causes an increase or decrease in the cost of or the time required for performance of this order, an equitable adjustment shall be made in the order price or delivery schedule or both, and the order shall be modified in writing accordingly. However, nothing in this clause shall excuse Seller from proceeding with the order as changed or amended.

13. TERMINATION FOR DEFAULT. It is understood and agreed that time is of the essence under this order or any extension thereof effected by any change order. Buyer may by written notice terminate this order in whole or in part if the Seller fails (i) to make delivery of the product or to perform the service within the time specified herein, or (ii) to replace or correct defective products in accordance with the provision of those clauses hereof entitled "Warranty" and "Inspection" or, (iii) to perform any of the provisions of this order or to so fail to make progress as to endanger performance in accordance with the terms hereof, including delivery schedules, or (iv) if Seller becomes insolvent, admits in writing its inability to pay its debts as they mature, files a voluntary petition to bankruptcy, makes an assignment for the benefit of creditors or if a petition under bankruptcy is filed against it. In the event of termination pursuant to this clause, Buyer may procure upon such terms and in such manner as Buyer may deem appropriate, products and services similar or substantially similar to those so terminated and Seller shall be liable to Buyer for any excess costs occasioned Buyer thereby. If Buyer issues a notice of termination for default, and it is subsequently determined that Buyer's termination under this clause is inappropriate, the termination shall be deemed by Buyer and Seller to have been originally issued under the clause entitled Termination for Convenience.

14. TERMINATION FOR CONVENIENCE. Buyer may terminate Work under this purchase order in whole or part at any time by the giving of written notice to Seller specifying the extent to which performance of Work is terminated. After such notice the Seller shall stop Work under this order, and within [*] ([*]) days after such notice, the Seller shall submit to Buyer its written termination claim. Failure of the Seller to submit its termination claim as provided herein shall constitute an unconditional and absolute waiver by the Seller of any claim arising


-----------------------------------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

from the Buyer's notice termination. Seller shall reasonably assess its claim to determine whether or not such items may be used by Seller for the manufacture of associated products or diverted for any other purpose and to correspondingly reduce its termination claim by the value of such items. When settlement has been made title to any such items determined not usable by Seller and charged to Buyer in the termination claim shall vest in Buyer upon payment of the claim and forthwith be delivered to Buyer at Buyer's expense, under Buyer's shipping instructions. In no event shall Seller be entitled to incidental or consequential damages, costs of preparing claims, attorney's fees, cost of tooling or equipment sales or agent's commissions. Buyer reserves the right to verify claims hereunder and Seller shall make available to Buyer upon its request with reasonable notice, all relevant books, records, inventories and facilities for its inspection and audit. In the event Seller fails to reasonably afford Buyer its right hereunder then Seller shall be deemed to have relinquished its claim asserted under the provisions of this clause.

15. PATENT INDEMNITY. Seller represents and warrants that (i) it has the right to disclose or use, without liability to others, all subject matter, including ideas, inventions, creations, Works, processes, designs and methods that Seller will disclose or use in its performance of this order; (ii) the products, and Buyer's use thereof, do not and will not infringe any patent, copyright, trade secret, mask Work right, or other proprietary right of others; and (iii) in connection with its performance under this order, Seller will not infringe any patent, copyright, trade secret, mask Work right, or any other proprietary right of any third party. Seller will indemnify, hold harmless, and at Buyer's request defend Buyer from and against any loss, cost, liability or expense (including court costs and reasonable fees of attorneys and other professionals) arising out of or resulting from any breach or claimed breach of the above representations and warranties. In the event of any such claim, Buyer agrees
(i) to notify Seller of the claim, (ii) if Buyer has not requested that Seller defend the claim, to permit Seller, at Seller's expense, to participate in the defense thereof with counsel of Seller's choosing, subject to Buyer's supervision and control, and (iii) if Buyer has requested that Seller defend the claim, to provide Seller with all needed information, assistance and authority necessary for Seller to do so. If the use by Buyer of any of the products purchased under this Agreement is enjoined, or in Buyer's opinion is likely to be enjoined, at Buyer's request and option, and without prejudice to Buyer's rights and remedies, Seller at its expense will procure from the person or persons claiming or likely to claim infringement, a license for Buyer and its customers to continue to use such products, or modify the allegedly infringing order to avoid the infringement, without materially impairing performance or compliance with Buyer's specifications or this order.

In the event that the Seller performs its obligations under this agreement pursuant to the Buyer's specification, designs, drawings, the Seller is entitled to the above protection stated in this article.

16. COMPLIANCE WITH LAWS. The Seller warrants that no law, rule or ordinance of the United States, a State or any other governmental agency has been violated in the manufacture or sale of the products or in the performance of services covered by this order, and will defend and hold Buyer harmless from loss, cost or damage as a result of any such actual or alleged violation. Upon written request by Buyer, Seller agrees to execute and furnish a certification of compliance, which may be on Buyer's form and which shall certify compliance with any applicable Federal, State and or Local Laws or Regulations, including but not limited to FLSA, EEOC, and OSHA.

17. ASSIGNMENT AND SUBCONTRACTORS. No right or obligation under this purchase order including the right to receive Monies due hereunder) shall be assigned by Seller, and Seller shall not enter into any substantial subcontracts without the prior written consent of Buyer. Any purported assignment without such consent shall be null and void and Buyer shall not be obligated to recognize any claim from Seller resulting from a subcontract, not previously consented to by Buyer.

18. SPECIAL TOOLING. If special tooling used in the performance of this purchase order has been charged to this order, or to this order and other orders placed by the Buyer, title to such special tooling shall vest in the Buyer, at the option of the Buyer. Such tooling is to be used only in the performance of such Purchase Orders unless otherwise approved by Buyer. The Seller agrees that it will follow normal industrial practice in the identification and maintenance of property control records on all such tooling, and will make such records available for inspection by the Buyer at all reasonable times. After the termination or completion of such Order(s) and upon the request of the Buyer, the Seller shall furnish a list of such tooling in the form requested and shall make such tooling available for disposition by the Buyer.

19. APPLICABLE LAW. This purchase order shall be governed by and enforced in accordance with California law as applied to contracts entered into in California by California residents to be performed entirely within the State of California.

                                   EXHIBIT C:
                            SCHEDULE FOR DEVELOPMENT


                    FREQUENCY           BETA                PRODUCTION
                    BAND (GHZ)          COMPLETE            BEGINS



                       [*]               [*]                 [*]

                       [*]               [*]                 [*]

                       [*]               [*]                 [*]

                       [*]               [*]                 [*]



-----------------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   EXHIBIT D:

                                     PRICING


A: Unit price for Altium [*] GHz ODU. All prices are in United States dollars
($).

     1)   Tooling for housing           $[*]

     2)   Non-protected (NN configurations)

          [*] units                     $[*]
          [*] units                     $[*]
          [*] units                     $[*]
          [*] units                     $[*]

          Protected units (HH, HS configurations)

          [*] units                     $[*]
          [*] units                     $[*]
          [*] units                     $[*]
          [*] units                     $[*]



B. Currency Fluctuation: If the currency rate exchange between the United States Dollar and the currency used for purchase of Product or component Taiwan Dollar changes significantly DMC and MTI agree to share equally the effects to such change. Significant change means [*].

     The currency exchange rate will be determined by the United States Department of Treasury and as report in the daily Wall Street Journal as the source of reference. The initial baseline exchange rate will be the rate on the effective date of this agreement. The exchange rate will be reviewed and reset on the fifteenth day of the last month of every calendar quarter, by taking the average of the previous three (3) month exchange and using that average as the baseline for the upcoming quarter. This process will be used for all currencies by which components are purchased, relative to the United States Dollar.

[*]


[*]

---------------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    EXHIBIT E

                   ALTIUM ODU BETA UNIT FREQUENCY REQUIREMENTS

                          [*] GHZ

     CONFIGURATION     FTX    FRX   T/R SPACING
 1        HH           [*]    [*]       [*]
 2        HH           [*]    [*]       [*]
 3        HH           [*]    [*]       [*]
 4        HH           [*]    [*]       [*]
 5        HH           [*]    [*]       [*]
 6        HH           [*]    [*]       [*]
 7        HH           [*]    [*]       [*]
 8        HH           [*]    [*]       [*]
 9        HH           [*]    [*]       [*]
 10       HH           [*]    [*]       [*]
 11       HH           [*]    [*]       [*]
 12       HH           [*]    [*]       [*]
 13       HH           [*]    [*]       [*]
 14       HH           [*]    [*]       [*]
 15       HS           [*]    [*]       [*]
 16       HS           [*]    [*]       [*]
 17       HS           [*]    [*]       [*]
 18       HS           [*]    [*]       [*]
 19       HS           [*]    [*]       [*]
 20       HS           [*]    [*]       [*]
 21       HS           [*]    [*]       [*]
s22       HS           [*]    [*]       [*]
s23       HS           [*]    [*]       [*]
 24       NN           [*]    [*]       [*]
 25       NN           [*]    [*]       [*]
 26       NN           [*]    [*]       [*]
 27       NN           [*]    [*]       [*]
 28       HH           [*]    [*]       [*]
 29       HH           [*]    [*]       [*]
 30       HH           [*]    [*]       [*]
 31       HH           [*]    [*]       [*]
 32       HS           [*]    [*]       [*]
 33       HS           [*]    [*]       [*]
s34       HS           [*]    [*]       [*]
 35       NN           [*]    [*]       [*]
 36       NN           [*]    [*]       [*]
 37       NN           [*]    [*]       [*]
 38       NN           [*]    [*]       [*]
 39       NN           [*]    [*]       [*]
 40       NN           [*]    [*]       [*]


---------------------
[*] OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THE MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.